Exhibit 10.36

August 21, 2000

Mr. Jay L. Johnson

2300 E Street NW

Washington D.C. 20037

Dear Jay:

I am delighted to offer you the position of Senior Vice President at Dominion Energy effective September 18, 2000.

Your annual base salary will be $275,000, paid monthly on or about the 25th of the month. You are eligible to participate in the Company’s annual incentive plan with a target award of 45% of your base salary. This target will be pro-rated in your first year of employment. You will also receive 43,500 stock options at the Fair Market Value of Dominion’s stock on September 18, 2000. One-third of these options will vest immediately, one-third on January 1, 2001 and the final one-third on January 1, 2002.

You will receive 4 weeks of vacation per calendar year.

The Company has an excellent benefits package, a summary of which has been provided to you. In addition you will receive the standard package of executive benefits and perquisites including an Executive Continuity Agreement, eligibility for participation in the Deferred Compensation Plan, a company leased automobile and an annual allowance for financial planning expenses.

The Company’s retirement plan benefit is based on your age and qualifying years of credited service in the plan. You will be provided with 20 years of credited service after 10 years of actual continuous employment with the Company. In addition, you are eligible to participate in the Company’s Executive Supplemental Retirement Plan with full vesting after three years of employment.

I look forward to working with you. I would appreciate it if you would sign a copy of this letter indicating your acceptance of its terms. Please return it to Anne Grier in the enclosed envelope.

Sincerely yours,

            /s/ Thomas F. Farrell, II

Thomas F. Farrell, II

c:	Annetta Riekel
Anne M. Grier

Accepted:             /s/ Jay L. Johnson                                                                                                       Date:         8/26/2000

                                Jay L. Johnson